Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 16,000,000 Shares of Its Common Stock

(Including the Associated Preferred Stock Purchase Rights)

At a Purchase Price Not Greater Than $32.50

Nor Less Than $28.25 Per Share

by

MeadWestvaco Corporation

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY,

JUNE 8, 2005, UNLESS MEADWESTVACO EXTENDS THE TENDER OFFER.

MeadWestvaco Corporation, a Delaware corporation (“MeadWestvaco” or “we”), is offering to purchase for cash up to 16,000,000 shares of its common stock, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of January 29, 2002, between MeadWestvaco and The Bank of New York, as Rights Agent, upon the terms and subject to the conditions set forth in this document and the letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to common stock of MeadWestvaco and shall include the associated preferred stock purchase rights; and, unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares will constitute a tender of the associated preferred stock purchase rights.

On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $32.50 nor less than $28.25 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price that will allow us to purchase 16,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $32.50 nor less than $28.25 per share. MeadWestvaco will purchase at the purchase price all shares properly tendered at prices at or below the purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot priority, conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 16,000,000 shares in the tender offer, subject to applicable law. MeadWestvaco will not purchase shares tendered at prices greater than the purchase price and shares that we do not accept for purchase because of proration provisions or conditional tenders. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See section 1.

The shares are listed and traded on the New York Stock Exchange under the trading symbol “MWV.” We publicly announced the tender offer on May 6, 2005, prior to the opening of trading on the NYSE on that date. On May 6, 2005, the last trading day prior to the printing of the offer to purchase, the reported closing price per share of our common stock on the NYSE was $30.51. We urge stockholders to obtain current market quotations for the shares. See section 8.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

The Dealer Manager for the Tender Offer is:

Goldman, Sachs & Co.

May 10, 2005

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) (a) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to The Bank of New York, the depositary for the tender offer, or (b) tender the shares according to the procedure for book-entry transfer described in section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in section 3.

Holders or beneficial owners of shares under the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees or the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees (the “Savings Plans”) (if such shares are not, at the time of tender, subject to any restrictions on transferability) who wish to tender any of such shares in the tender offer must follow the separate instructions and procedures described in section 3.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

You may direct questions and requests for assistance to Georgeson Shareholder Communications Inc., the information agent for the tender offer, or to Goldman, Sachs & Co., the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. You may direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by us or the dealer manager.

We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer described in this document. We urge you to read the entire document and the letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?	MeadWestvaco is offering to purchase shares of its common stock and the associated preferred stock purchase rights. See section 1.

What will the purchase price for the shares be?

We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 16,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The purchase price will not be greater than $32.50 nor less than $28.25 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered at a price below the purchase price. See section 1.

The lower end of the price range for the tender offer is below the current market price for the shares. See below for recent market prices for the shares.

What is the recent market price for the shares?

We publicly announced the tender offer on May 6, 2005, prior to the opening of trading on the New York Stock Exchange on that date. On May 5, 2005, the last trading day prior to the announcement of this tender offer, the reported closing price per share of our common stock on the NYSE was $29.39. On May 6, 2005, the last trading day prior to the printing of this offer to purchase, the reported closing price per share of our common stock on the NYSE was $30.51. We urge you to obtain current market quotations for the shares. See section 8.

How many shares will MeadWestvaco purchase?

We will purchase 16,000,000 shares properly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The 16,000,000 shares represent approximately 7.8% of our outstanding common stock as of May 2, 2005. Each share is coupled with an associated preferred stock purchase right that we will acquire with the shares of common stock we purchase. No additional consideration will be paid for the associated preferred stock purchase rights. MeadWestvaco expressly reserves the right to purchase an additional number of shares, subject to applicable legal requirements. See section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See section 7.

What will happen if more than 16,000,000 shares are tendered at or below the purchase price?	If more than 16,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis as described in the immediately following paragraph, and except for shares that were conditionally tendered and for which the condition was not satisfied. See sections 1, 5 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price before the tender offer expires and you complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your shares without subjecting them to the proration procedure. See section 1.

How will MeadWestvaco pay for the shares?

We have obtained all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, from the proceeds of the sale of our coated and carbonless papers business and associated assets to a company controlled by Cerberus Capital Management L.P. The tender offer is not subject to the receipt of financing by us. See section 9.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on Wednesday, June 8, 2005, at 5:00 p.m., New York City time, unless we extend it. See section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

Participants in the Savings Plans have been provided special instructions that provide for different tender procedures than for other holders of shares and for an earlier deadline by which participants must tender eligible shares. See section 3.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See sections 7 and 15.

How will I be notified if MeadWestvaco extends the tender offer or amends the terms of the tender offer?	If we decide to extend the tender offer, we will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. See section 15.

What is the purpose of the tender offer?

The tender offer is part of a plan by MeadWestvaco to reduce its indebtedness and enhance earnings per share through use of the proceeds obtained from the sale of its coated and carbonless papers business. MeadWestvaco is also conducting a concurrent tender offer for certain of its outstanding debt. MeadWestvaco believes that the tender offer is a prudent use of its financial resources given its business profile, assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents an opportunity for MeadWestvaco to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in MeadWestvaco. MeadWestvaco believes the tender offer, if completed, will be accretive to earnings per share. See sections 2 and 10.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. See section 7.

Following the tender offer, will MeadWestvaco continue as a public company?

Yes. The completion of the tender offer in accordance with its terms and conditions will not cause MeadWestvaco to be delisted from the New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See section 12.

How do I tender my shares?

The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, June 8, 2005, unless MeadWestvaco extends the tender offer. To tender your shares, prior to the expiration of the tender offer:

•	you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure described in section 3.

You should contact the information agent or the dealer manager for assistance. The contact information for the information agent and the dealer manager appears on the back cover of this offer to purchase. See section 3 and the instructions to the letter of transmittal. Please note that MeadWestvaco will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Can I participate in the tender offer if I hold shares through the Savings Plans?

Yes. Participants in the Savings Plans have been provided special instructions they must follow if they wish to tender their shares held through the Savings Plans, and an instruction form which they must use to direct the trustee for the plans to tender eligible shares held through their accounts. These instructions provide for different tender procedures than for other holders of shares and for an earlier deadline by which participants must tender eligible shares. See section 3.

Can I participate in the tender offer if I hold shares through MeadWestvaco’s BuyDIRECT Plan?	Yes. Participants in MeadWestvaco’s BuyDIRECT Plan may tender their shares by following the procedures described in instruction 3 of the letter of transmittal.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options, you may exercise such options for cash in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason. See section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer. The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, June 8, 2005, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Wednesday, July 6, 2005. See section 4.

Participants in the Savings Plans have been provided special instructions that provide for different tender procedures, including withdrawal procedures, than for other holders of shares. See section 4.

How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in section 3. See section 4. Individuals who own shares through the Savings Plans who wish to withdraw their shares must follow the instructions found in the materials sent to them separately. See section 4.

Has MeadWestvaco or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you should tender your shares. In so doing, you should read carefully the information in this offer to purchase and in the letter of transmittal, including our reasons for making the tender offer. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See sections 2 and 11.

If I decide not to tender, how will the tender offer affect my shares?	Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer. See section 2.

When will MeadWestvaco pay for the shares I tender?

We will pay the purchase price, net to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment; provided, however, that we do not expect to announce the results of proration and begin paying for tendered shares until at least five business days after the expiration of the tender offer. See section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender and your receipt of cash for your tendered shares will be treated either as (1) a sale or exchange or (2) a distribution from us in respect of our stock. Holders of shares, including holders who are not U.S. holders, should consult their tax advisors as to the particular consequences to them of participation in the tender offer. See section 14.

Will I have to pay any stock transfer tax if I tender my shares?	If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, then you will not incur any stock transfer tax. See section 5.

Whom can I talk to if I have questions about the tender offer?

The information agent and the dealer manager can help answer your questions. The information agent is Georgeson Shareholder Communications Inc. and the dealer manager is Goldman, Sachs & Co. Their contact information is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

This offer to purchase (including any documents incorporated by reference) contains or incorporates by reference not only historical information, but also forward-looking statements. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or web casts open to the public, in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward-looking and reflect expectations and assumptions. We try to identify forward-looking statements in this offer to purchase and elsewhere by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and similar expressions. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity requirements, our business strategies and goals, and the effect of laws, rules and regulations and outstanding litigation on our business.

Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to MeadWestvaco. The following are some of the factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements:

•	competitive pricing for our products;

•	changes in raw materials pricing;

•	energy and other costs;

•	fluctuations in demand and changes in production capacities;

•	changes to economic growth in the United States and international economies;

•	government policies and regulations, including, but not limited to, those affecting the environment and the tobacco industry;

•	adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other filings made from time to time with the Securities and Exchange Commission.

We wish to caution you not to place undue reliance on any forward-looking statement which speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, as well as others that we may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning MeadWestvaco and our businesses, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our annual report on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K that we file with or furnish to the Securities and Exchange Commission.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.01 par value per share, together with the associated preferred stock purchase rights, for purchase by us. Upon the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal, we are offering to purchase up to 16,000,000 shares at a price not greater than $32.50 nor less than $28.25 per share, net to the seller in cash, without interest. We will not pay any additional consideration for the preferred stock purchase rights.

The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, June 8, 2005, unless extended (such date and time, as they may be extended, the “expiration date”). We may, in our sole discretion, extend the period of time in which the tender offer will remain open.

We will select the lowest purchase price that will allow us to buy 16,000,000 shares or, if a lesser number of shares is properly tendered and not properly withdrawn, all such shares. We will acquire all shares that we purchase in the tender offer at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will not purchase shares tendered at prices greater than the purchase price or shares that we do not accept for purchase because of proration provisions or conditional tenders. We will return tendered shares that we do not purchase to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See section 1.

We reserve the right to purchase more than 16,000,000 shares pursuant to the tender offer, subject to certain limitations and legal requirements. See section 1.

Among other things, stockholders must complete the section of the letter of transmittal relating to the price at which they are tendering shares in order to properly tender shares.

We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to The Bank of New York, the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 10 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

As of May 2, 2005 the MeadWestvaco Retirement Plan held approximately 2.4 million shares and the MeadWestvaco Foundation held approximately 240,000 shares. The decision with respect to tendering those shares will be made by executive officers of MeadWestvaco. We expect that all such shares will be tendered in the tender offer at a price not less than the market price of the common stock at the time the trustee submits the tender.

If, at the expiration date, more than 16,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase 16,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares tendered pursuant to the tender offer at or below the purchase price. See sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

Section 14 of this offer to purchase describes various United States federal income tax consequences of a sale of shares under the tender offer.

Participants in the Savings Plans may not use the letter of transmittal to direct the tender of their shares held in the applicable plan but instead must follow the separate instructions related to those shares. If the trustee for the plans has not received a participant’s instructions at least one New York Stock Exchange trading day prior to the expiration date of the tender offer, the trustee will not tender any shares held on behalf of that participant.

Stockholders who are participants in MeadWestvaco’s BuyDIRECT Plan may tender some or all of the shares attributed to such stockholder’s account under the BuyDIRECT Plan by following the general instructions for tendering shares described in section 3 of this offer to purchase.

Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

As of May 2, 2005, we had issued and outstanding 205,083,779 shares of common stock. The 16,000,000 shares that we are offering to purchase represent approximately 7.8% of the shares of our common stock outstanding as of such date. The shares are listed and traded on the NYSE under the symbol “MWV.” See section 8. On May 6, 2005, the last trading day prior to the printing of this offer to purchase, the reported closing price per share of our common stock on the NYSE was $30.51. We urge stockholders to obtain current market quotations for the shares.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, MeadWestvaco will purchase 16,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with section 4 before the expiration date of the tender offer, at prices not greater than $32.50 nor less than $28.25 per share, net to the seller in cash, without interest.

The term “expiration date” means 5:00 p.m., New York City time, on Wednesday, June 8, 2005, unless MeadWestvaco, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by MeadWestvaco, shall expire. See section 15 for a description of MeadWestvaco’s right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, MeadWestvaco may, and MeadWestvaco expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See section 15. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

If we:

•	increase the price to be paid for shares above $32.50 per share or decrease the price to be paid for shares below $28.25 per share,

•	increase the number of shares being sought in the tender offer and this increase in the number of shares sought exceeds 2% of the outstanding shares, or

•	decrease the number of shares being sought in the tender offer,

and, in each case, the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in section 15, of such increase or decrease, then we will extend the tender offer until the expiration of ten business days from the date that we first publish notice of such increase or decrease. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See section 7.

In accordance with instruction 6 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $32.50 nor less than $28.25 per share, at which they are willing to sell their shares to MeadWestvaco under the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price that MeadWestvaco ultimately pays for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $28.25 or as high as $32.50. If tendering stockholders wish to maximize the chance that MeadWestvaco will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which MeadWestvaco purchases tendered shares because shares tendered using that election will be available for purchase at the minimum price of $28.25 per share and, accordingly, it is possible that this election could result in your shares being purchased at the minimum price of $28.25 per share. The lower end of the price range for the tender offer is below the current market price for the shares. On May 6, 2005, the last trading day prior to the printing of the offer to purchase, the reporting closing price per share of our common stock on the NYSE was $30.51. We urge stockholders to obtain current market quotations for the shares. See section 8.

To tender shares properly, stockholders must specify one and only one price box in the appropriate section in each letter of transmittal. If you specify more than one price or if you fail to check any price at all you will not have validly tendered your shares. See section 3.

As promptly as practicable following the expiration date, MeadWestvaco will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. MeadWestvaco will select the lowest purchase price, not greater than $32.50 nor less than $28.25 per share, net to the seller in cash, without interest, that will enable it to purchase 16,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer. MeadWestvaco will purchase all shares properly tendered at or below the purchase price (and not properly withdrawn), all at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions.

MeadWestvaco will not purchase shares tendered at prices greater than the purchase price and shares that it does not accept in the tender offer because of proration provisions or conditional tenders. MeadWestvaco will return to the tendering stockholders shares that it does not purchase in the tender offer at MeadWestvaco’s expense as promptly as practicable after the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but stockholders must submit a separate letter of transmittal for shares tendered at each price. Stockholders also can specify the order in which MeadWestvaco will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, MeadWestvaco purchases some but not all of the tendered shares pursuant to the tender offer.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 16,000,000 shares, or such greater number of shares as MeadWestvaco may elect to purchase, subject to applicable law, MeadWestvaco will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 16,000,000 shares, or such greater number of shares as MeadWestvaco may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, MeadWestvaco will purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by all holders of “odd lots” who:

•	tender all shares owned beneficially or of record at a price at or below the purchase price selected by us (partial tenders will not qualify for this preference); and

•	complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

•	Second, subject to the conditional tender provisions described in section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, only if necessary to permit us to purchase 16,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that MeadWestvaco may not purchase all of the shares that a stockholder tenders in the tender offer even if they are tendered at prices at or below the purchase price. It is also possible that MeadWestvaco will not purchase any of the shares conditionally tendered even though those shares were tendered at prices at or below the purchase price.

Odd Lots. For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an “odd lot” holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in section 3. As set forth above, MeadWestvaco will accept odd lots for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares on the NYSE. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration. If proration of tendered shares is required, MeadWestvaco will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in section 6 of this offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares that we accept for purchase (excluding “odd lots”) to the total number of shares properly tendered (and not properly withdrawn) at or below the purchase price by all stockholders (other than “odd lot” holders).

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, MeadWestvaco does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until at least five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

As described in section 14, the number of shares that MeadWestvaco will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares.

We will mail this offer to purchase and the letter of transmittal to record holders of shares and we will furnish this offer to purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on MeadWestvaco’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer.

The tender offer is part of a plan by MeadWestvaco to reduce its indebtedness and enhance earnings per share through the use of the proceeds obtained from the sale of its coated and carbonless papers business. The sale, which was completed on May 2, 2005, yielded approximately $2.2 billion in cash proceeds. MeadWestvaco has stated that it intends to use approximately $500 million to $700 million of these funds for the repurchase of common stock and approximately $900 million to $1.1 billion for the retirement of debt. Concurrently with the announcement of this tender offer on May 6, 2005, MeadWestvaco commenced a separate tender offer for up to $850 million in principal amount of certain of its outstanding debt securities.

MeadWestvaco believes that the tender offer is a prudent use of its financial resources given its business profile, assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents an opportunity for MeadWestvaco to return cash to stockholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open-market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in MeadWestvaco as a result of a partial tender of their shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of MeadWestvaco and will realize a proportionate increase in their relative equity interest in MeadWestvaco and thus in MeadWestvaco’s future earnings and assets, and will bear the attendant risks and rewards associated with owning the equity securities of MeadWestvaco, including risks resulting from MeadWestvaco’s purchase of shares. MeadWestvaco believes the tender offer, if completed, will be accretive to earnings per share.

After the completion of the tender offer, MeadWestvaco expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise.

Neither MeadWestvaco nor the MeadWestvaco Board of Directors nor the dealer manager makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. MeadWestvaco has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender. MeadWestvaco has been advised that none of its directors or executive officers intends to tender any shares in the tender offer.

As of the date of this offer to purchase, MeadWestvaco has no plan for further repurchases of shares of its common stock. Whether or not we may decide on other share repurchases in the future will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, whether or not, in MeadWestvaco’s judgment, such future repurchases would be accretive to earnings per share, MeadWestvaco’s business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as MeadWestvaco may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of this tender offer. Rule 13e-4 of the Exchange Act prohibits MeadWestvaco and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer.

MeadWestvaco will retire shares that it acquires pursuant to the tender offer and will return those shares to the status of authorized but unissued stock that will be available for MeadWestvaco to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares may then be listed) for various purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For stockholders to properly tender shares under the tender offer:

•	the depositary must receive, at the depositary’s address set forth on the back cover page of this offer to purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the letter of transmittal, before the tender offer expires, or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Different procedures apply for tenders of eligible shares held in the Savings Plans. Participants in the Savings Plans should carefully review the tender procedures set forth in the separate material provided to them by the trustee, which are summarized below.

In accordance with instruction 6 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate the purchase price they will accept for their tendered shares by either (1) checking one, and only one, of the boxes in the section captioned “Shares Tendered at Price Determined by Stockholder” in the letter of transmittal indicating the price per share (in multiples of $0.25) at which the stockholder is tendering shares or (2) checking the box in the section captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the letter of transmittal, which means the stockholder will accept the purchase price determined by MeadWestvaco in accordance with the terms of the tender offer.

If tendering stockholders wish to maximize the chance that MeadWestvaco will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which MeadWestvaco purchases tendered shares because shares tendered using this election will be available for purchase at the minimum price of $28.25 per share and, as a result, it is possible that this election could result in MeadWestvaco purchasing tendered shares at the minimum price of $28.25 per share. The lower end of the price range for the tender offer is below the current market price for the shares. On May 6, 2005, the last trading day prior to the printing of the offer to purchase, the reporting closing price per share of our common stock on the NYSE was $30.51. We urge stockholders to obtain current market quotations for the shares. See section 8.

A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price at which such stockholder tenders shares, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with section 4) at more than one price. To tender shares properly, stockholders must check one and only one price box in the appropriate section of each letter of transmittal. If you check more than one box or if you fail to check any box at all you will not have validly tendered your shares.

Odd lot holders who tender all shares must complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in section 1.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or

•	if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See instruction 1 of the letter of transmittal.

If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

MeadWestvaco will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

Method of Delivery. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either:

•	a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or

•	the guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that MeadWestvaco may enforce the agreement against the participant.

MeadWestvaco Employee Benefits Plans. Participants in the Savings Plans desiring to direct The Northern Trust Company, the trustee for the plans, to tender any shares held through their accounts under the applicable plan pursuant to the tender offer must instruct the trustee to tender such shares by properly completing, duly executing and returning to the trustee the instruction form sent separately to such participants by MeadWestvaco by no later than 5:00 p.m., New York City time, on Tuesday, June 7, 2005. The trustee will aggregate all such tenders and execute letters of transmittal on behalf of all plan participants desiring to tender plan shares. The trustee will revise any tender price selected by participants in the Savings Plans if necessary so that the tender price is not less than the market price of the common stock at the time the trustee submits the tender to

MeadWestvaco. Delivery of a letter of transmittal to the depositary by a participant in one of the plans with respect to any plan shares does not constitute proper tender of such shares. Only the trustee can properly tender plan shares. The deadline for submitting instruction forms to the trustee is earlier than the expiration date because of the need to tabulate participant instructions.

If a stockholder desires to tender shares owned outside of a plan, as well as plan shares, such stockholder must properly complete and duly execute a letter of transmittal for the shares owned outside the plan and deliver such letter of transmittal directly to the depositary, and follow the special instructions provided by MeadWestvaco for directing the trustee to tender plan shares. Please direct any questions regarding the tender of plan shares to the trustee in accordance with the procedures described in the separate materials provided to plan participants.

BuyDIRECT Plan. Participants in MeadWestvaco’s BuyDIRECT Plan may tender shares held in their BuyDIRECT Plan account (including any shares received as a result of the dividend to be paid on June 1, 2005 to stockholders of record on May 6, 2005) by following the procedure for tendering shares described in instruction 3 of the letter of transmittal.

Federal Backup Withholding Tax. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies that such number is correct or otherwise establishes an exemption from this requirement (for example, by certifying foreign status on a properly completed Form W-8BEN). In addition, if the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to certain penalties imposed by the Internal Revenue Service. Each tendering U.S. individual stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a completed IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that individual’s exempt status. Tendering stockholders can obtain such statements from the depositary. See instruction 13 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the letter of transmittal may be subject to required federal income tax backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the tender offer.

30% Withholding Tax Applicable to Foreign Persons

Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation), partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if the amount MeadWestvaco withholds exceeds the taxpayer’s liability, for example if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and MeadWestvaco withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed Form W-8BEN claiming such an exemption or reduction. Tendering stockholders can obtain such form from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly executed Form W-8BEN claiming such exemption. Tendering stockholders can obtain such form from the depositary. See instruction 13 of the letter of transmittal. We urge foreign stockholders to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of United States federal income tax consequences to tendering stockholders, see section 14.

Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the depositary before the expiration date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

•	the stockholder makes the tender by or through an eligible guarantor institution;

•	the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form MeadWestvaco has provided, specifying the price at which the stockholder is tendering shares, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•	the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. MeadWestvaco will determine, in its sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. MeadWestvaco reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which MeadWestvaco determines may be unlawful. MeadWestvaco also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and MeadWestvaco’s interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or MeadWestvaco waives, all defects or irregularities. None of MeadWestvaco, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Stockholder’s Representation and Warranty; MeadWestvaco’s Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to MeadWestvaco that:

•	the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act; and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in:

•	the shares; or

•	securities immediately convertible into, or exchangeable or exercisable for, the shares; and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. MeadWestvaco’s acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and MeadWestvaco upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact The Bank of New York, the transfer agent for MeadWestvaco shares, at the address and telephone number set forth on the back cover of this offer to purchase, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We urge stockholders to contact The Bank of New York immediately in order to permit timely processing of this documentation.

Stockholders must deliver share certificates, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the depositary and not to MeadWestvaco, the dealer manager or the information agent. None of MeadWestvaco, the dealer manager or the information agent will forward any such documents to the depositary and delivery to MeadWestvaco, the dealer manager or the information agent will not constitute a proper tender of shares.

4. Withdrawal Rights.

Stockholders may withdraw shares tendered under the tender offer at any time prior to the expiration date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after 12:00 midnight, New York City time, on Wednesday, July 6, 2005 unless theretofore accepted for payment as provided in this offer to purchase.

For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures. MeadWestvaco will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of MeadWestvaco, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A stockholder may not rescind a withdrawal and MeadWestvaco will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the tender offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in section 3.

Participants in the Savings Plans who wish to have The Northern Trust Company, the trustee for the plans, withdraw previously tendered shares held in a plan must follow the procedures set forth in the materials provided to such participants. Participants in the Savings Plans may withdraw shares tendered under the tender offer at any time prior to 5:00 p.m., New York City time, on Tuesday, June 7, 2005.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, MeadWestvaco:

•	will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

•	will accept for payment and pay for, and thereby purchase, up to 16,000,000 shares (or such greater number of shares as MeadWestvaco may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date.

For purposes of the tender offer, MeadWestvaco will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and are not properly withdrawn, subject to the “odd lot,” proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, MeadWestvaco will accept for payment and pay a single per share purchase price not greater than $32.50 nor less than $28.25 per share for 16,000,000 shares, subject to increase or decrease as provided in section 15, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

MeadWestvaco will pay for shares that it purchases under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from MeadWestvaco and transmitting payment to the tendering stockholders. MeadWestvaco will issue a press release announcing the price it will pay for shares tendered in the offer as promptly as practicable following the expiration date.

In the event of proration, MeadWestvaco will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, MeadWestvaco does not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least five business days after the expiration date. Under no circumstances will MeadWestvaco pay interest on the purchase price regardless of any delay in making the payment. Shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares that MeadWestvaco does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at MeadWestvaco’s expense, as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. If certain events occur, MeadWestvaco may not be obligated to purchase shares under the tender offer. See section 7.

MeadWestvaco will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder,

•	certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

•	if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See instruction 10 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the stockholder or other payee under the tender offer. See section 3.

6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See section 1. As discussed in section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that MeadWestvaco must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if MeadWestvaco purchases any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal and, if applicable, the notice of guaranteed delivery, and must also indicate therein the minimum number of shares that MeadWestvaco must purchase if MeadWestvaco purchases any shares. We urge each stockholder to consult with his or her own financial or tax advisors.

After the expiration date, if more than 16,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 16,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, MeadWestvaco will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after May 10, 2005 and before the expiration date, any of the following events shall have occurred (or shall have been reasonably determined by MeadWestvaco to have occurred) that, in MeadWestvaco’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the tender offer or with acceptance for payment:

•	there shall have been instituted or pending, or MeadWestvaco shall have received notice of an intention to commence, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that:

•	challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

•	in MeadWestvaco’s reasonable judgment, could reasonably be expected to materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of MeadWestvaco or any of its subsidiaries, or otherwise materially impair in any way the conduct of the business of MeadWestvaco or any of its subsidiaries, taken as a whole, or materially impair the benefits of the tender offer to MeadWestvaco;

•	there shall have been any action pending or taken, or MeadWestvaco shall have received notice of any action or an intention to take any action, or there shall have been any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or MeadWestvaco or any of its subsidiaries, by any court or any authority, agency or tribunal that, in MeadWestvaco’s reasonable judgment, could reasonably be expected to:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

•	delay or restrict the ability of MeadWestvaco, or render MeadWestvaco unable, to accept for payment or pay for some or all of the shares,

•	materially impair the benefits of the tender offer to MeadWestvaco, or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of MeadWestvaco and its subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of the business of MeadWestvaco or any of its subsidiaries;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

•	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in MeadWestvaco’s reasonable judgment, could reasonably be expected to affect the extension of credit by banks or other lending institutions in the United States,

•	any change in the general political, market, economic or financial conditions in the United States or abroad that, in the reasonable judgment of MeadWestvaco, could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of MeadWestvaco and its subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of the business of MeadWestvaco or any of its subsidiaries,

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or

•	any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on May 9, 2005;

•	a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving MeadWestvaco or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person;

•	any of the following shall have occurred:

•	any “group” (as that term is used in section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares,

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before May 10, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares, or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire MeadWestvaco or any of its subsidiaries or any of their respective assets or securities;

•	any change or combination of changes shall have occurred, in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of MeadWestvaco or any of its subsidiaries, taken as a whole, that in MeadWestvaco’s reasonable judgment is reasonably likely to be material and adverse to MeadWestvaco or any of its subsidiaries or that otherwise materially impairs in any way the conduct of the business of MeadWestvaco or any of its subsidiaries;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to MeadWestvaco in its reasonable judgment; or

•	MeadWestvaco reasonably determines that the completion of the tender offer and the purchase of the shares could reasonably be expected to:

•	cause the shares to be held of record by fewer than 300 persons, or

•	cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of MeadWestvaco and may be asserted by MeadWestvaco regardless of the circumstances giving rise to any of these conditions, and may be waived by MeadWestvaco, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. MeadWestvaco’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the tender offer. Any determination or judgment by MeadWestvaco concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends; Rights Agreement.

The shares are listed and traded on the NYSE under the trading symbol “MWV.” The following table sets forth the high and low sales prices for MeadWestvaco common stock and cash dividends declared for each of the quarterly periods presented.

	High	Low	Dividend
Fiscal 2003:
First Quarter	$26.86	$21.37	$0.23
Second Quarter	26.35	21.72	0.23
Third Quarter	27.35	23.50	0.23
Fourth Quarter	29.83	24.92	0.23
Fiscal 2004:
First Quarter	$30.19	$25.78	$0.23
Second Quarter	29.40	25.16	0.23
Third Quarter	31.90	28.31	0.23
Fourth Quarter	34.34	29.56	0.23
Fiscal 2005:
First Quarter	$34.33	$28.50	$0.23
Second Quarter (through May 6, 2005)	32.13	27.80	0.23

We publicly announced the tender offer on May 6, 2005, prior to the opening of trading on the New York Stock Exchange on that date. On May 5, 2005, the last trading day prior to the announcement of this tender offer, the reported closing price of the shares on the NYSE was $29.39 per share of our common stock. On May 6, 2005, the last trading day prior to the printing of the offer to purchase, the reported closing price per share of our common stock on the NYSE was $30.51. We urge stockholders to obtain current market quotations for the shares.

The quarterly dividend of $0.23 per share announced on April 26, 2005 will be payable on June 1, 2005. Stockholders will be entitled to receive this dividend payment on all of their shares held of record on May 6, 2005, whether or not the shares are tendered in the tender offer.

Any future determination regarding changes in our dividend policy will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, terms of financing arrangements, capital requirements and such other factors as our Board of Directors deems relevant. Your right to receive the dividend to be paid on June 1, 2005 to stockholders of record on May 6, 2005 will not be affected by this tender offer, and therefore, stockholders should not take this dividend payment into account when determining whether you should tender or refrain from tendering your shares or the purchase price or purchase prices at which you may choose to tender your shares in the tender offer. If you are a participant in the BuyDIRECT Plan and you wish to tender any or all of your shares held in your BuyDIRECT Plan account (including any shares you receive as a result of the dividend to be paid on June 1, 2005), please read and follow instruction 3 of the letter of transmittal.

Rights Agreement.

The description and terms of the preferred stock purchase rights are set forth in a rights agreement, dated as of January 29, 2002 (the “Rights Agreement”), between MeadWestvaco and The Bank of New York, as rights agent.

At December 31, 2004, there were approximately 205 million preferred stock purchase rights outstanding, each representing the right to purchase 1/100th of a share of Series A Junior Participating Preferred Stock (the “preferred shares”) for an exercise price of $150. Pursuant to the Rights Agreement, in the event a person or group were to acquire a 15% or greater position in MeadWestvaco, each right would become exercisable for 1/100th of a share of preferred stock which would entitle its holder (other than the acquirer) to buy that number of shares of common stock of MeadWestvaco which, at the time of the 15% acquisition, had a market value of two times the exercise price of the rights. If, after the rights have been triggered, an acquiring company were to merge or otherwise combine with the MeadWestvaco or MeadWestvaco were to sell 50% or more of its assets or earning power, each right would entitle its holder (other than the acquirer) to buy that number of shares of common stock of the acquiring company which, at the time of such transaction, would have a market value of two times the exercise price of the rights. The rights have no effect on earnings per share until they become exercisable. At December 31, 2004, there were authorized and available for issue 30 million shares of preferred stock, par value $0.01 per share, of which six million shares were designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights.

The preferred stock purchase rights are not exercisable until the distribution date (as defined below). Until the distribution date, the preferred stock purchase rights will be evidenced by the certificates representing shares of common stock. Until the distribution date (or earlier redemption or expiration of the preferred stock purchase rights), the preferred stock purchase rights will be transferred with and only with the shares of common stock, and transfer of certificates representing shares of common stock will constitute transfer of the preferred stock purchase rights.

The preferred stock purchase rights will be exercisable and will be evidenced by separate certificates upon the “distribution date” which shall mean the earlier to occur of:

•	Ten days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or

•	Ten business days (or such later date as may be determined by action of the Board of Directors of MeadWestvaco prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

Preferred shares purchasable upon exercise of the preferred stock purchase rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

At any time after any person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of common stock, the Board of Directors of MeadWestvaco may exchange the preferred stock purchase rights (other than rights owned by the acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock (subject to adjustment) for each right.

At any time prior to the time any person becomes an acquiring person, the Board of Directors of MeadWestvaco may redeem the preferred stock purchase rights in whole, but not in part, at a price of $0.01 per preferred stock purchase right. The redemption of the preferred stock purchase rights may be made effective at such time on such basis with such conditions as the Board of Directors of MeadWestvaco in its sole discretion may establish. Immediately upon any redemption of the preferred stock purchase rights, the right to exercise the preferred stock purchase rights will terminate and the only right of the holders of preferred stock purchase rights will be to receive the redemption price.

The preferred stock purchase rights will expire at the close of business on January 29, 2012 unless the final expiration date is extended or unless MeadWestvaco redeems or exchanges the preferred stock purchase rights on an earlier date. The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution. The terms of the preferred stock purchase rights may be amended by the Board of Directors of MeadWestvaco without the consent of the holders of the preferred stock purchase rights, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the preferred stock purchase rights.

The preferred stock purchase rights have, and are intended to have, certain anti-takeover effects. The preferred stock purchase rights will cause substantial dilution to a person or group that attempts to acquire MeadWestvaco on terms not approved by the Board of Directors of MeadWestvaco, except pursuant to an offer conditioned on a substantial number of preferred stock purchase rights being acquired. The preferred stock purchase rights should not interfere with any merger or other business combination approved by the Board of Directors of MeadWestvaco since the preferred stock purchase rights may be redeemed by MeadWestvaco at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the common stock of MeadWestvaco. To the extent any potential acquirers are deterred by the preferred stock purchase rights, the rights could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of the stockholders of MeadWestvaco and may have the effect of preserving incumbent management in office.

The foregoing description of the preferred stock purchase rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to MeadWestvaco’s registration statement on Form 8-A, dated January 29, 2002. You may obtain copies of the registration statement referred to in the preceding sentence in the manner provided in section 10.

9. Source and Amount of Funds.

Assuming that 16,000,000 shares are purchased in the tender offer at a price between $28.25 and $32.50 per share, the aggregate purchase price will be between approximately $452.0 million and $520.0 million. MeadWestvaco expects that its related fees and expenses for the tender offer will be approximately $2 million. MeadWestvaco obtained all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, from the proceeds of the sale of our coated and carbonless papers business and associated assets to a company controlled by Cerberus Capital Management L.P. On May 2, 2005, MeadWestvaco received cash proceeds from the sale in the amount of $2.2 billion. The tender offer is not subject to the receipt of financing.

10. Certain Information Concerning MeadWestvaco.

MeadWestvaco Corporation, a Delaware corporation, is a global company with leading positions in packaging, consumer and office products and specialty chemicals.

The Packaging segment produces bleached paperboard, Coated Natural Kraft® paperboard, kraft paperboard, linerboard and saturating kraft, and packaging for consumer products including packaging for media, beverage and dairy, cosmetics, tobacco, pharmaceuticals and health-care products. The segment also produces corrugating medium linerboard, and consumer packaging products at its Brazilian subsidiary, Rigesa, Ltda. In addition, the segment manufactures equipment that is leased to its beverage and dairy customers to package their products. Bleached paperboard is used for packaging high-value consumer products such as pharmaceuticals, cosmetics, tobacco, media products and non-refrigerated beverages. Coated Natural Kraft® paperboard is used for a range of packaging applications, the largest of which for MeadWestvaco is multiple beverage packaging. Kraft paperboard is used for folding carton applications. Linerboard is used in the manufacture of corrugated boxes and containers. Saturating kraft is used in the manufacture of decorative laminates for kitchen countertops, furniture, flooring, wall panels, as well as in pad stock for electronic components.

The Consumer and Office Products segment manufactures, markets and distributes school and office products, time management products and envelopes in North America and Brazil through both retail and commercial channels. MeadWestvaco produces many of the leading brand names in school supplies, time-management and commercial office products, including Mead®, AT-A-GLANCE®, AMCAL®, Cambridge®, Day Runner®, Five Star®, COLUMBIAN® and Trapper Keeper®.

The Specialty Chemicals segment manufactures, markets and distributes specialty chemicals derived from saw dust and from the by-products of the papermaking process. Products include, but are not limited to, activated carbon used in emission control systems for automobiles and trucks, printing ink resins, and emulsifiers used in asphalt paving and dyestuffs.

The principal markets for MeadWestvaco’s products are in the United States, Canada, Latin America, Europe and Asia. MeadWestvaco operates in 29 countries and serves customers in approximately 100 nations. MeadWestvaco’s products are sold through a mixture of its own sales force and through paper merchants and distributors. The company has sales offices in key cities throughout the world.

On May 2, 2005, MeadWestvaco completed the sale of its coated and carbonless papers business to an affiliate of Cerberus Capital Management L.P. for a purchase price of $2.3 billion. Further information about this transaction, including pro forma financial statements, can be found in the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2005. MeadWestvaco has stated that it intends to use approximately $900 million to $1.1 billion of the $2.2 billion in cash proceeds of the sale for the reduction of indebtedness and approximately $500 million to $700 million of such cash proceeds for stock repurchases.

MeadWestvaco’s executive offices are located at One High Ridge Park, Stamford, CT 06905, telephone number (203) 461-7400. Our Internet address is www.meadwestvaco.com. The information contained on our web site or connected to our web site is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase.

Selected Historical Financial Information and Selected Pro Forma Financial Information.    The following table shows (a) selected historical financial information for the year ended December 31, 2004 and the quarter ended March 31, 2005, (b) selected pro forma financial information for the year ended December 31, 2004 and the quarter ended March 31, 2005 giving effect to the sale of the coated and carbonless papers business and (c) selected pro forma financial information for the same periods, giving effect to the sale of the coated and carbonless papers business, the purchase of $850 million in principal amount ($864 million carrying value) of certain of MeadWestvaco’s outstanding debt securities for $956 million pursuant to its debt tender offer which commenced on May 6, 2005, the defeasance and repayment of $145 million in principal amount of industrial revenue bonds associated with the papers business for $161 million and the purchase in this tender offer of 16 million shares of MeadWestvaco’s common stock at $30.38 per share, the mid-point of the price range.

The pro forma information is based on MeadWestvaco’s historical financial information and gives effect to the sale of the coated and carbonless papers business and, as applicable, the debt and equity tender offers as if those transactions were completed on January 1, 2004 and January 1, 2005, as applicable, for purposes of income statement information, and December 31, 2004 and March 31, 2005, as applicable, for purposes of balance sheet information. The pro forma information assumes that MeadWestvaco would have used the proceeds from the sale of the coated and carbonless papers business to finance both the debt repurchase and the stock repurchase and assumes the related impact of these transactions on interest income, interest expense and other debt-related costs. The impact on interest income and interest expense reflected in the pro forma financial information was based on the average interest rates available for MeadWestvaco as of March 31, 2005.

The pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the tender offer had been completed at the date indicated or that may be obtained in the future.

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2005		Three Months Ended March 31, 2005		Year Ended December 31, 2004		Year Ended December 31, 2004		Year Ended December 31, 2004
	Actual		Pro Forma Reflecting Sale of Papers Business		Pro Forma Reflecting Sale of Papers Business and Debt and Equity Offers		Actual		Pro Forma Reflecting Sale of Papers Business		Pro Forma Reflecting Sale of Papers Business and Debt and Equity Offers
	(in millions, except ratios and per share amounts)
Net sales	$1,373		$1,373		$1,373		$8,227		$6,060		$6,060
Income (loss) from operations before taxes	$24	(1)	$28		$32		$(454)		$353		$276
Interest expense	52	(1)	52		51		278		209	(2)	207
Net income (loss)	17	(1)	20		23		(349	)(3)	234		186
Basic net income (loss) per share	$0.08	(1)	$0.10		$0.12		$(1.73)		$1.15		$1.00
Diluted net income (loss) per share	0.08	(1)	0.10		0.12		(1.73)		1.15		0.99
Return on average stockholders’ equity	1.6%		1.9%		2.5%		(7.7)%		5.2%		4.7%
Total assets	$11,387		$10,886		$10,869		$11,681		$11,180		$11,163
Total debt	3,608		3,463		2,599		3,661		3,516		2,652
Cash and cash equivalents	207		2,240		787		270		2,303		850
Stockholders’ equity	4,295		4,258		3,719		4,317		4,277		3,754
Debt to capitalization ratio	45.7%		44.9%		41.1%		45.9%		45.1%		41.4%
Cash dividends paid	$47		$47		$43		$186		$186		$173
Cash dividends per share of common stock	0.23		0.23		0.23		0.92		0.92		0.92
Ratio of earnings to fixed charges	1.5	x	1.6	x	1.7	x	—		2.5	x	2.2	x
Deficiency in earnings necessary to cover fixed charges	—		—		—		$(427)		—		—
Book value per share	$20.95		$20.77		$19.68		$21.17		$20.98		$19.98

(1)	Amounts for income (loss) from operations before taxes, interest expense, net income (loss) and basic and diluted net income (loss) per share represent results from continuing operations only and exclude results from discontinued operations.
(2)	Included in the adjustment to remove discontinued operations is interest expense directly attributable to the papers business debt of $145 million and an allocation of general interest expense on total debt pursuant to the guidance under EITF 87-24: Allocation of Interest to Discontinued Operations.
(3)	Includes, among other adjustments, losses related to goodwill and asset impairments and other exit costs related to the sale of the coated and carbonless papers business that have been removed from the “Pro Forma Reflecting Sale of Papers Business” column.

Where You Can Find More Information. MeadWestvaco is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. MeadWestvaco is required to disclose in these proxy statements certain information, as of particular dates, concerning MeadWestvaco’s directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of MeadWestvaco and any material interest of such persons in transactions with MeadWestvaco. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, MeadWestvaco has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, statements and other information concerning MeadWestvaco also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

SEC Filings (File No. 1-31215)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K relating to the completion of the sale of MeadWestvaco’s coated and carbonless papers business, including pro forma financial statements related to such sale.	May 5, 2005
Proxy Statement on Form DEF 14A	March 23, 2005

We incorporate by reference the documents listed above. You may download these documents from our Internet address at http://www.meadwestvaco.com/corporate.nsf/investor/main or request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Corporate Secretary, MeadWestvaco Corporation, One High Ridge Park, Stamford, CT 06905, telephone number (203) 461-7500. Please be sure to include your complete name and address in the request.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

As of May 2, 2005, MeadWestvaco had 205,083,779 issued and outstanding shares of common stock and outstanding options to purchase 16,398,191 shares of common stock. The 16,000,000 shares MeadWestvaco is offering to purchase under the tender offer represent approximately 7.8% of the shares outstanding as of May 2, 2005 and approximately 7.2% of the shares outstanding assuming exercise of all outstanding options.

As of May 2, 2005, MeadWestvaco’s directors and executive officers as a group (19 individuals) beneficially owned an aggregate of 2,615,813 shares of common stock, representing approximately 1.3% of the outstanding shares of MeadWestvaco’s common stock on such date. The directors and executive officers of MeadWestvaco are entitled to participate in the tender offer on the same basis as all other stockholders. However, they have advised MeadWestvaco that they do not intend to tender any shares in the tender offer.

The following table shows the amount of MeadWestvaco’s shares of common stock beneficially owned by the directors and executive officers of MeadWestvaco as of May 2, 2005. Column three of the table below reflects ownership percentages as of May 2, 2005. Column four of the table below reflects ownership percentages after giving effect to the tender offer, assuming MeadWestvaco purchases 16,000,000 shares and that no director or executive officer of MeadWestvaco tenders any shares (as is intended by the directors and executive officers of MeadWestvaco). The address for each person set forth below is MeadWestvaco’s address at One High Ridge Park, Stamford, CT 06905.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class (2)	Percent of Class After Tender Offer (assuming MeadWestvaco purchases 16,000,000 shares and no director or executive officer tenders)(2)
Directors
Michael E. Campbell	16,517	(3), (4)	*	*
Dr. Thomas W. Cole, Jr.	20,446	(3), (4)	*	*
Duane E. Collins	18,669	(3), (4)	*	*
James G. Kaiser	20,178	(3), (4)	*	*
Richard B. Kelson	11,491	(3), (4)	*	*
John A. Krol	20,475	(3), (4)	*	*
Susan J. Kropf	20,177	(3), (4)	*	*
Douglas S. Luke	71,274	(3), (4), (5)	*	*
John A. Luke, Jr.	1,274,183	(3), (6)	*	*
Robert C. McCormack	13,122	(3), (4)	*	*
Jane L. Warner	18,166	(3), (4)	*	*
J. Lawrence Wilson	20,373	(3), (4)	*	*

Executive Officers
John E. Banu	111,364	(3), (7)
Robert E. Birkenholz	11,317	(3), (7)
James A. Buzzard	342,875	(3), (7)	*	*
E. Mark Rajkowski	78,663	(7)	*	*
Linda V. Schreiner	125,669	(3), (7)
Wendell L. Willkie, II	295,794	(3), (7	*	*
Mark T. Watkins	125,060	(3), (7)	*	*
All directors and executive officers as a group (19)	2,615,813		1.3	1.4

*	Less than 1% of the outstanding shares.
(1)	Information concerning beneficial ownership of shares is provided as of May 2, 2005. Includes the number of shares of which such person has the right to acquire beneficial ownership as of May 2, 2005, and of which such person will have the right to acquire beneficial ownership within 60 days thereafter (the number of shares indicated also includes shares of common stock subject to options exercisable within 60 days after May 2, 2005, see (3) below). Also includes shares granted under the MeadWestvaco Corporation Restricted Stock Plan. Restricted shares may be voted, but not disposed of, during the restriction period (see below).
(2)	Common stock units that have not vested are not included for the purpose of calculating percent of class amounts. Calculation is based on total number of outstanding shares of common stock as of May 2, 2005.
(3)

Includes shares held of record, shares that may be acquired upon exercise of stock options within 60 days and shares allocated to executive officers under the MeadWestvaco Corporation Restricted Stock Plan, the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors, the 1991 Stock Option Plan, the 1995 Salaried Employee Stock Incentive Plan, the 1996 Stock Option Plan and the 1999 Salaried Employee Stock Incentive Plan. Stock options exercisable within 60 days for each of the named directors and executive officers are as follows: Mr. Campbell, 8,820 shares, Dr. Cole, 13,185 shares, Mr. Collins, 5,830 shares, Mr. Kaiser, 7,863 shares, Mr. Kelson, 4,455 shares, Mr. Krol, 7,863 shares, Mrs. Kropf, 7,863 shares, Mr. D. Luke, 11,730 shares, Mr. J. Luke, 980,845 shares, Mr. McCormack, 4,455 shares, Ms. Warner, 9,499 shares, Mr. Wilson, 7,220 shares, Mr. Banu, 86,077 shares, Mr. Birkenholz, 5,835 shares, Mr. Buzzard, 266,147 shares, Mr. Rajkowski, zero shares, Ms. Schreiner, 97,591 shares, Mr. Willkie, 265,819 shares, Mr. Watkins, 100,964 shares and all directors and executive officers as a group (19 individuals), 1,892,061 shares.

(4)	Each non-employee director holds 6,727 stock units (representing the same number of shares of MeadWestvaco common stock) granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. The rights of each non-employee director in respect of these stock units are vested at all times, and distributions of the stock units are required to be made in MeadWestvaco common stock on the earliest practicable date following the end of the calendar quarter in which the director’s board membership is terminated.
(5)	Includes 22,278 MeadWestvaco shares held in a trust of which Mr. Luke is a co-trustee.
(6)	Includes 27,999 MeadWestvaco shares held indirectly through employee benefit plans and 23,253 shares held in trust for members of Mr. Luke’s immediate family.
(7)	Includes MeadWestvaco shares held indirectly through employee benefit plans by Mrs. Schreiner in the amount of 2,973 shares and by Messrs. Banu, Birkenholz, Buzzard, Rajkowski, Willkie and Watkins in the amounts of 19,251 shares, 849 shares, 18,571 shares, 264 shares, 7,612 shares and 1,720 shares, respectively.

Based on MeadWestvaco’s records and information provided to MeadWestvaco by its directors, executive officers, affiliates and subsidiaries, neither MeadWestvaco, nor, to the best of MeadWestvaco’s knowledge, any directors or executive officers of MeadWestvaco or any affiliates or subsidiaries of MeadWestvaco, has effected any transactions in shares during the 60-day period before the date hereof, except as set forth below:

Name	Date of Transaction	Nature of Transaction	Amount	Price
John E. Banu	March 31, 2005	Indirect acquisition by Excess 401(k) company match	1.86	The per share price was $31.82
	April 29, 2005	Indirect acquisition by Excess 401(k) company match	2.01	The per share price was $29.45
James A. Buzzard	March 31, 2005	Indirect acquisition by Excess 401(k) company match	68.54	The per share price was $31.82
	April 29, 2005	Indirect acquisition by Excess 401(k) company match	74.02	The per share price was $29.45
John A. Luke, Jr.	March 31, 2005	Indirect acquisition by Deferred Income Plan*	128.99	The per share price was $31.82
	March 31, 2005	Indirect acquisition by Excess 401(k) company match	103.18	The per share price was $31.82

*	The Deferred Income Plan is an unfunded non-qualified deferred compensation plan that permits employees to defer base salary, incentive compensation and certain other compensation above the Internal Revenue Code limits of the qualified savings plan maintained by MeadWestvaco. Participants may direct the investment of their deferred amounts into a variety of hypothetical investment vehicles including a MeadWestvaco stock fund. Matching contributions made on behalf of participants by MeadWestvaco into this plan are directed into the MeadWestvaco stock fund. Distributions of amounts deferred are generally distributed to participants upon termination of employment and are made in cash from general assets of MeadWestvaco. Participants are not guaranteed a particular rate of return.

Name	Date of Transaction	Nature of Transaction	Amount	Price
	April 29, 2005	Indirect acquisition by Deferred Income Plan	139.36	The per share price was $29.45
	April 29, 2005	Indirect acquisition by Excess 401(k) company match	111.49	The per share price was $29.45
Mark E. Rajkowski	March 31, 2005	Indirect acquisition by Excess 401(k) company match	57.62	The per share price was $31.82
	April 29, 2005	Indirect acquisition by Excess 401(k) company match	62.25	The per share price was $29.45
Linda V. Schreiner	March 31, 2005	Indirect acquisition by Deferred Income Plan	24.75	The per share price was $31.82
	March 31, 2005	Indirect acquisition by Excess 401(k) company match	41.25	The per share price was $31.82
	April 29, 2005	Indirect acquisition by Deferred Income Plan	26.74	The per share price was $29.45
	April 29, 2005	Indirect acquisition by Excess 401(k) company match	44.57	The per share price was $29.45
Mark T. Watkins	March 31, 2005	Indirect acquisition by Excess 401(k) company match	24.15	The per share price was $31.82
	April 29, 2005	Indirect acquisition by Excess 401(k) company match	49.11	The per share price was $29.45
Wendell L. Willkie, II	March 31, 2005	Indirect acquisition by Excess 401(k) company match	46.20	The per share price was $31.82
	April 29, 2005	Indirect acquisition by Excess 401(k) company match	49.92	The per share price was $29.45
Michael E. Campbell	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
Dr. Thomas W. Cole, Jr.	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
Duane E. Collins	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
James G. Kaiser	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
Richard B. Kelson	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A

Name	Date of Transaction	Nature of Transaction	Amount	Price
John A. Krol	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
Susan J. Kropf	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
Douglas S. Luke	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
Robert C. McCormack	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
Jane L. Warner	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A
J. Lawrence Wilson	April 26, 2005	Phantom stock units grant under Compensation Plan for Non-Employee Directors	2,091.43	N/A

On February 22, 2005, the following executive officers were issued shares of restricted stock under the MeadWestvaco Corporation Restricted Stock Plan. These shares will become fully vested on the third anniversary of the award date, subject to the satisfactory completion of performance objectives designated by the Compensation and Organization Development Committee of the Board of Directors of MeadWestvaco. These shares may be voted, but not disposed of, during the restriction period.

Name	Restricted Shares Granted
John E. Banu	3,030
Robert E. Birkenholz	3,660
James A. Buzzard	43,510
John A. Luke, Jr.	98,300
E. Mark Rajkowski	24,400
Linda V. Schreiner	13,100
Mark T. Watkins	14,430
Wendell L. Willkie, II	14,670

Change in Control Agreements. Under MeadWestvaco’s change of control agreements approved in November 2003, the company agrees to provide severance benefits to designated executive officers in the event of a termination of employment other than for cause within two years following a “change of control event.”

Under the agreements, if severance is due and payable, the cash payment for Messrs. Luke, Buzzard, Rajkowski and Willkie and Mrs. Schreiner is equal to an average of three times the officer’s base salary and annual and long-term compensation “actually paid” (rather than target) measured over the three-year period immediately prior to the change of control event, with welfare benefits, including health insurance, continuation for three years. In the case of Mr. Watkins, the cash severance multiple is equal to two times this actual compensation average with welfare benefit continuation for two years only. The agreements provide for a reduced severance benefit in the event of a change of control resulting from a merger of equals business combination, as defined in the agreements.

Depending on the change of control event, the executive may also be eligible for an additional supplemental lump-sum pension equal to the benefit he or she would have accrued if the executive continued employment with the company for an additional three years. The agreements also provide that to the extent that any payment or benefit is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code exceeds 110% of the maximum that can be received without the excise tax being imposed, the executive will receive a payment to restore him or her to the after-tax position he or she would have been in had the tax not been imposed.

The agreements are operative only upon the occurrence of a “change in control,” which includes substantially those events described below. Absent a change in control, the agreements do not require MeadWestvaco to retain the executives or to pay them any specified level of compensation or benefits.

Generally, and subject to certain exceptions, a change in control is deemed to have occurred if:

•	another party becomes the beneficial owner of at least 20% of MeadWestvaco’s outstanding voting stock;

•	a change in the majority of the Board is contested; or

•	MeadWestvaco’s stockholders approve a definitive agreement or plan to merge or consolidate MeadWestvaco with another party (other than certain limited types of mergers), to exchange shares of voting stock of MeadWestvaco for shares of another corporation pursuant to a statutory exchange, to sell or otherwise dispose of all or substantially all of MeadWestvaco’s assets, or to liquidate or dissolve MeadWestvaco.

In addition, a change of control may be triggered by certain mergers of equals:

•	At least 50% of the members of the continuing Board were members of MeadWestvaco’s Board; and

•	either (1) the CEO position in the surviving company is occupied by an individual employed by MeadWestvaco before the business combination, or (2) a majority of the leadership positions reporting directly to the CEO of the surviving company are occupied by individuals employed by MeadWestvaco before the business combination.

Board Compensation Arrangements Involving MeadWestvaco Securities. Directors who are also employees of MeadWestvaco receive no additional compensation for service as a director. Compensation for MeadWestvaco non-employee directors includes stock components as well as cash. Cash compensation for fiscal 2004 included $50,000 as an annual cash payment for services as a director. Board members may elect to defer all or a portion of this cash compensation under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. In addition, the MeadWestvaco Audit Committee Chair receives a $20,000 annual retainer, the Compensation and Organization Development Committee Chair receives a $15,000 annual retainer, and the Chair of each of the other standing Committees of the Board receives an annual retainer of $10,000. Each of the members of the Audit Committee, other than the Chair, receives an annual retainer of $5,000.

Each year, non-employee directors receive a grant of MeadWestvaco stock units equivalent to $60,000 at the time of grant. Distributions of the stock units are made in MeadWestvaco common stock upon termination of a director’s board membership.

Compensation Arrangements Involving MeadWestvaco Securities. MeadWestvaco has issued 512,370 shares of restricted stock under the MeadWestvaco Corporation Restricted Stock Plan. Further, MeadWestvaco has outstanding options under five stock option plans, the 1991 Stock Option Plan, the 1995 Salaried Employee Stock Incentive Plan, the 1996 Stock Option Plan, the 1999 Salaried Employee Stock Incentive Plan and the Compensation Plan for Non-Employee Directors. The 1991 Stock Option Plan had 1,229,137 options outstanding as of May 2, 2005 and was terminated on January 24, 2001 and the 1995 Salaried Employee Stock Incentive Plan had 2,674,534 options outstanding as of May 2, 2005 and was terminated on February 28, 2005; all options granted under these plans are fully vested and no further options may be granted under those plans. The 1996 Stock Option Plan had 8,151,307 options outstanding as of May 2, 2005 and will terminate on September 30, 2005. The 1999 Salaried Employee Stock Incentive Plan had 4,209,166 options outstanding as of May 2, 2005 and will terminate on February 23, 2009. The Compensation Plan for Non-Employee Directors had 133,029

options outstanding as of May 2, 2005 and may be terminated by the Board of Directors at any time. All non-vested options currently in force are subject to a three-year ratable vesting schedule. All options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant, and have a term of up to 10 years from the date of grant.

Additional information about MeadWestvaco’s stock-related and other compensation arrangements is incorporated herein by reference to exhibits (d)(1)(A) through (d)(26) of MeadWestvaco’s Tender Offer Statement on Schedule TO, which was filed with the Securities and Exchange Commission on May 10, 2005. These exhibits may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in section 10 with respect to information concerning MeadWestvaco.

Except as otherwise described herein, neither MeadWestvaco nor, to the best of MeadWestvaco’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of MeadWestvaco, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of MeadWestvaco, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by MeadWestvaco of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of MeadWestvaco stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of May 2, 2005, we had issued and outstanding 205,083,779 shares of common stock. The 16,000,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 7.8% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

MeadWestvaco anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, MeadWestvaco does not believe that its purchase of shares under the tender offer will cause the remaining outstanding shares of MeadWestvaco common stock to be delisted from the NYSE.

The shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. MeadWestvaco believes that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that MeadWestvaco furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of the MeadWestvaco stockholders. MeadWestvaco believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals.

MeadWestvaco is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by MeadWestvaco as contemplated by the tender offer. Should any approval or other action be required, MeadWestvaco presently contemplates that it will seek that approval or other action. MeadWestvaco is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of MeadWestvaco under the tender offer to accept for payment and pay for shares is subject to conditions. See section 7.

14. U.S. Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relating to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “Holder” means a beneficial holder of shares that is a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) or a partnership created or organized in or under the laws of the United States, any State thereof or the District of Columbia, a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or an estate the income of which is subject to United States federal income taxation regardless of its source.

Holders of shares who are not United States holders (“foreign stockholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

We urge stockholders to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

Under Section 302 of the Code, a Holder will generally recognize capital gain or loss on an exchange of shares for cash if the exchange

•	results in a “complete termination” of all such Holder’s equity interest in us,

•	results in a “substantially disproportionate” redemption with respect to such Holder, or

•	is “not essentially equivalent to a dividend” with respect to the Holder.

Each of these tests, referred to as the Section 302 tests, is explained in more detail below. In applying the Section 302 tests explained below, a Holder must take account of shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option.

Section 302 Tests. One of the following tests must be satisfied with respect to a Holder in order for our purchase of shares pursuant to the tender offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination Test. Our purchase of a Holder’s shares pursuant to the tender offer will result in a “complete termination” of the Holder’s equity interest in us if all of the shares that are actually owned by the Holder are sold and all of the shares that are constructively owned by the Holder, if any, are sold or, with respect to shares owned by certain related individuals, the Holder satisfies special conditions set forth in Section 302(c) of the Code, which, if satisfied, prevents attribution of certain shares to the Holder. Holders wishing to satisfy the “complete termination” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

•	Substantially Disproportionate Test. Our purchase of a Holder’s shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to the Holder if, among other things, the percentage of the then-outstanding shares actually and constructively owned by the Holder after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the Holder before the purchase.

•	Not Essentially Equivalent to a Dividend Test. Our purchase of a Holder’s shares pursuant to the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the Holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” of the Holder’s proportionate interest in us given the Holder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Holders should consult their tax advisors as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of stock by a stockholder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied. Due to the factual nature of the Section 302 tests described above, Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder satisfies any of the Section 302 tests described above, the Holder will be treated as recognizing gain or loss from the disposition of the shares for cash and such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange pursuant to the tender offer. Currently, the maximum long-term capital gain rate for individual Holders is 15%. Specified limitations apply to the deductibility of capital losses by Holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that we purchase from a Holder pursuant to the tender offer.

If a Holder does not satisfy any of the Section 302 tests described above, the Holder will be treated as receiving a dividend, which is taxed as ordinary income to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits and then as a return of capital to the extent of the Holder’s basis in the shares exchanged and thereafter as capital gain. Provided certain holding period requirements are satisfied, individual Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that a purchase of a Holder’s shares by us in the tender offer is treated as the receipt by the Holder of a dividend, the Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder, subject, in the case of corporate stockholders, to reduction of basis or possible gain recognition under the “extraordinary dividend” provisions of the Code in an amount equal to the non-taxed portion of the dividend. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Proration may affect whether the surrender by a stockholder of shares pursuant to the tender offer will meet any of the Section 302 tests. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

See section 3 with respect to the application of federal income tax withholding and backup withholding.

We have included the discussion set forth above for general information only. We urge stockholders to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including the applicability and effect of state, local and foreign tax laws.

15. Extension of the Tender Offer; Termination; Amendment.

MeadWestvaco expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in section 7 shall have occurred or shall be deemed by MeadWestvaco to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. MeadWestvaco also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of the termination or postponement. MeadWestvaco’s reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that MeadWestvaco must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, MeadWestvaco further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in section 7 shall have occurred or shall be deemed by MeadWestvaco to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which MeadWestvaco may choose to make a public announcement, except as required by applicable law, MeadWestvaco shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire.

If MeadWestvaco materially changes the terms of the tender offer or the information concerning the tender offer, MeadWestvaco will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event shall the tender offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the tender offer. If MeadWestvaco:

•	increases or decreases the price to be paid for shares;

•	decreases the number of shares being sought in the tender offer; or

•	increases the number of shares being sought in the tender offer by more than 2% of the outstanding shares; and,

in each case, the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16. Fees and Expenses.

MeadWestvaco has retained Goldman, Sachs & Co. to act as the dealer manager in connection with the tender offer. Goldman, Sachs & Co. will receive reasonable and customary compensation for these services. MeadWestvaco also has agreed to reimburse the dealer manager for reasonable expenses incurred in connection with the tender offer, including, without limitation, the dealer manager’s reasonable out-of-pocket expenses and the reasonable fees and disbursements of its counsel, and to indemnify Goldman, Sachs & Co. against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws. Goldman, Sachs & Co. has rendered various investment banking and other services to MeadWestvaco and its affiliates in the past, and may continue to render these services, for which they have received, and may continue to receive, customary compensation from MeadWestvaco and its affiliates. In the ordinary course of its trading and brokerage activities, Goldman, Sachs & Co. and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of MeadWestvaco.

MeadWestvaco has retained Georgeson Shareholder Communications Inc. to act as information agent and The Bank of New York to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by MeadWestvaco for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

In connection with the tender offer, The Northern Trust Company, the trustee for each of the Savings Plans, may contact participants in these plans by mail, telephone, fax, and personal interviews. The trustee for these plans receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses pursuant to arrangements with MeadWestvaco to act in connection with the tender offer. In addition, Ellen Philip Associates Inc. will be retained to provide data management support to the trustee in handling the distribution of material to participants in the Saving Plans and in tabulating the result of their responses. Ellen Philip Associates Inc. will receive reasonable and customary compensation for its services and will be reimbursed by MeadWestvaco for specified reasonable out-of-pocket expenses.

No fees or commissions will be payable by MeadWestvaco to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager, the information agent, the depositary and the trustee for MeadWestvaco’s employee plans, as described above) for soliciting tenders of shares under the tender offer. We urge stockholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. MeadWestvaco, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of MeadWestvaco, the dealer manager, the information agent, the depositary or the trustee for MeadWestvaco’s employee plans for purposes of the tender offer. MeadWestvaco will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and instruction 10 in the letter of transmittal.

17. Miscellaneous.

MeadWestvaco is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If MeadWestvaco becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, MeadWestvaco will make a good faith effort to comply with the applicable law. If, after such good faith effort, MeadWestvaco cannot comply with the applicable law, MeadWestvaco will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, MeadWestvaco has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in section 10 with respect to information concerning MeadWestvaco.

MeadWestvaco has not authorized any person to make any recommendation on behalf of MeadWestvaco as to whether you should tender or refrain from tendering your shares in the tender offer. MeadWestvaco has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by MeadWestvaco or the dealer manager.

May 10, 2005

The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:

The Bank of New York

By mail:	By overnight courier:	By hand:
The Bank of New York MeadWestvaco Corporation P.O. Box 859208 Braintree, MA 02185-9208	The Bank of New York MeadWestvaco Corporation 161 Bay State Road Braintree, MA 02184	The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window Street Level New York, NY 10286

By facsimile transmission:
The Bank of New York MeadWestvaco Corporation (781) 380-3388 Confirm by telephone: (781) 843-1833 EXT 0

Please direct any questions or requests for assistance to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery to the information agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.

The information agent for the tender offer is:

17 State Street, 10th Floor

New York, NY 10004

(800) 280-0857 (Toll Free)

Participants in the Savings Plans please call: (800) 279-9314 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

The dealer manager for the tender offer is:

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Attn: Equity Capital Markets

Call: (212) 902-1000

Call toll-free: (800) 323-5678

The transfer agent for MeadWestvaco shares is:

The Bank of New York

For inquiries on replacing lost, stolen, destroyed or mutilated share certificates and confirmation of shares held call: (866) 455-3115